Exhibit 99.1
PRESS RELEASE

FOR IMMEDIATE RELEASE

Date:		February 4, 2009
Company:	First National Bank
		112 West Market Street
                Orrville, Ohio 44667
Contact:	David C. Vernon
		President and CEO
Phone:		330.682.1010
Fax:		330.682.4644

FIRST NATIONAL BANK ANNOUNCES THE SECURITIZATION OF
MORTGAGE LOANS

ORRVILLE, Ohio, February 4, 2009 ~ During the quarter ended December 31, 2008, the Bank securitized $20.9 million single-family residential mortgage loans formerly held in its mortgage loan portfolio, with Freddie Mac. The Bank has recorded the securities as available for sale and continues to service the loans. The securitization increased the Bank`s liquidity as the securities are readily marketable, eliminated credit risk on the loans and increased the Bank`s risk based capital ratio. As a result of the securitization, net single-family residential mortgage loan balances declined $20.8 million, the loan servicing asset increased $132 thousand and securities available for sale increased $20.8 million. The unrealized gain on the securities at December 31, 2008 was $840 thousand which increased the Bank`s capital by $554 thousand.


First National Bank, a federally chartered national bank formed in Ohio in 1881 is the subsidiary of National Bancshares Corporation.
First National Bank has thirteen offices in Orrville, Wooster, Massillon, Dalton, Kidron, Smithville, Apple Creek, Mt. Eaton, Lodi and Seville. Additional information is available at www.fnborrville.com.


Forward-looking Statements ~ This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are necessarily subject to many risks and uncertainties. A number of things could cause actual results to differ materially from those indicated by the forward-looking statements. These include factors such as changes in the competitive marketplace, changes in the interest rate environment, economic conditions, changes in the regulatory environment, changes in business conditions and inflation, risks associated with credit quality and other factors discussed in the Company`s filings with the Security and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007. The Company disclaims any obligation to publicly update or revise any forward-looking statements on the occurrence of future events, the receipt of new information, or otherwise.